EXHIBIT 99.4

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES MANUFACTURING FACILITY FROM DUPONT

      NEWPORT BEACH, CA, May 24, 2001 – American Vanguard Corporation (AMEX:AVD) today announced that AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of the Company, completed the acquisition of a manufacturing facility from E.I. Du Pont de Nemours and Company (DuPont) (NYSE:DD). The facility, termed the “C-Unit”, is one of three such units located on 25 acres in DuPont’s 510-acre complex in Axis (adjacent to Mobile), Alabama. The C-Unit is a multipurpose plant designed primarily to manufacture pyrethroids and organophosphates, including Fortress®, a corn soil insecticide that AMVAC purchased from DuPont in 2000.

      President and CEO Eric Wintemute stated, “By adding the C-Unit to our infrastructure, we have significantly increased our capacity while also gaining flexibility and geographic diversity. As we look to acquire additional product lines, this facility will allow us to produce compounds that could not be manufactured at our Los Angeles facility and further complement our toll manufacturing capabilities.”

      Under the terms of the agreement, AMVAC and DuPont will benefit from shared services for the common operational requirements of the three manufacturing units. AMVAC plans to formulate and package products in the C-Unit later this year.

      Glen Johnson, Senior Vice-President and Director of Product Development, led the negotiations for AMVAC and commented, “This acquisition is an important step for AMVAC at a time when consolidation in our industry is providing many opportunities for additional growth.”

      American Vanguard Corporation is a diversified specialty and agricultural products company. Its subsidiaries include AMVAC Chemical Corporation, which develops and markets safe and effective products for agricultural and commercial uses; GemChem, Inc., a national chemical distributor; AMVAC Chemical UK Ltd., the Company’s UK office; Quimica Amvac De Mexico S.A. de C.V., the Company’s Mexico office; and Environmental Mediation, Inc., an environmental consulting firm.

      The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT: American Vanguard Corporation Eric G. Wintemute, President & CEO AMVAC Chemical Corporation Glen D. Johnson, Senior Vice President, Director of Business Development (949) 260-1212	- OR -	AVD’S INVESTOR RELATIONS FIRM The Equity Group Inc. www.theequitygroup.com Loren Mortman lmortman@equityny.com (212)836-9604

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